AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") among WHOLELIFE COMPANIES, INC., a Delaware corporation ("Wholelife"), WHOLELIFE COMPANIES, LLC, a Delaware limited liability corporation (“ Wholelife LLC”) and the person listed in Exhibit A hereof the "Member"), being the sole owner of record of all the issued and outstanding membership interests of Wholelife LLC.

Whereas, Wholelife wishes to acquire and the Member wishes to transfer all the issued and outstanding membership interests of Wholelife LLC in a transaction intended to qualify as a reorganization within the meaning of §368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Now, therefore, Wholelife, Wholelife LLC, and the Member adopt this plan of reorganization and agree as follows:

1. Exchange of Stock

1.1 Number of Shares. The Member agrees to transfer to Wholelife at the Closing (defined below) the number of membership interests of Wholelife LLC shown opposite his name in Exhibit A, in exchange for an aggregate of 12,000,000 shares of voting common stock of Wholelife, $.0001 par value per share.

1.2 Exchange of Certificates. The Member shall surrender any and all certificate(s) representing membership interests of Wholelife LLC for cancellation to Wholelife, and shall receive in exchange a certificate or certificates representing the number of full shares of Wholelife common stock into which the membership interests of Wholelife LLC represented by the certificate or certificates so surrendered shall have been converted. The transfer of Wholelife LLC membership interests by the Member shall be effected by the delivery to Wholelife at the Closing of certificates representing such transferred membership interests endorsed in blank or accompanied by such required transfer documents executed in blank.

1.3 Fractional Shares. Fractional shares of Wholelife common stock shall not be issued, but in lieu thereof Wholelife shall round up fractional shares to the next highest whole number.

1.4 Further Assurances. At the Closing and from time to time thereafter, the Member shall execute such additional instruments and take such other action as Wholelife may request in order more effectively to sell, transfer, and assign the transferred stock to Wholelife and to confirm Wholelife's title thereto.

1.5 Securities Outstanding After Closing. Immediately following the Closing, there will be issued and outstanding in Wholelife 13,500,000 shares of common stock as follows: 13,000,000 shares to John Lowery ( 12,000,000 shares issued as the sole Member of Wholelife LLC and 1,000,000 shares previously issued) and 500,000 previously issued.

2. Exchange of Other Securities.

2.1 Securities Exchanged. All outstanding warrants, options, stock rights and all other securities of Wholelife LLC owned by the Member, if any, shall be exchanged and adjusted, subject to the terms contained in such warrants, options, stock rights or other securities, for similar securities of Wholelife.

2.2 Ratio of Exchange. The securities of Wholelife LLC owned by the Member, and the relative securities of Wholelife for which they will be exchanged, are set out opposite their names in Exhibit A.

3. Closing. The Closing contemplated herein shall be held on _____________ at the principal offices of Wholelife, at ________________________ unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4. Unexchanged Certificates. Until surrendered, each outstanding certificate that prior to the Closing represented Wholelife LLC membership interests shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of Wholelife common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of Wholelife LLC common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5. Representations and Warranties of Wholelife LLC

Wholelife LLC represents and warrants as follows:

5.1 Corporate Status. Wholelife LLC is a limited liability corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

5.2 Capitalization. The Member is the sole member of Wholelife LLC and holds all the membership interests and voting rights thereof.

5.3 Subsidiaries. Wholelife LLC has four subsidiaries: Wholelife Franchise LLC, Wholelife Management Company LLC, Wholelife Development Company LLC and Wholelife Properties LLC.

5.4 Financial Statements. The audited financial statements of Wholelife LLC of September 30, 2013 (“Wholelife LLC’s Financial Statements”), furnished to Wholelife, are correct and fairly present the financial condition of Wholelife LLC as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

5.5 Undisclosed Liabilities. Wholelife LLC had no liabilities of any nature except to the extent reflected or reserved against in Wholelife LLC's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Wholelife LLC's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Wholelife LLC's Financial Statements.

5.6 Absence of Material Changes. Between the date of Wholelife LLC’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of Wholelife LLC and delivered to Wholelife, (1) any changes in Wholelife LLC's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Wholelife LLC's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Wholelife LLC's capitalization; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

5.7 Litigation. There is no litigation or proceeding pending, or to Wholelife LLC’s knowledge threatened, against or relating to Wholelife LLC, its properties or business, except as set forth in a list certified by the president of Wholelife LLC and delivered to Wholelife.

5.8 Contracts. Wholelife LLC is not a party to any material contract other than those listed as attachment hereto.

5.9 No Violation. Execution of this Agreement and performance by Wholelife LLC hereunder has been duly authorized by all requisite corporate action on the part of Wholelife LLC, and this Agreement constitutes a valid and binding obligation of Wholelife LLC, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Wholelife LLC is subject or by which Wholelife LLC is bound.

5.10 Title to Property. Wholelife LLC has good and marketable title to all properties and assets, real and personal, reflected in Wholelife LLC's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Wholelife LLC's properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

5.11 Corporate Authority. Wholelife LLC has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

5.12 Access to Records. From the date of this Agreement to the Closing, Wholelife LLC will (1) give to Wholelife and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that Wholelife may inspect and audit them and (2) furnish such information concerning Wholelife LLC's properties and affairs as Wholelife may reasonably request.

5.13 Confidentiality. Until the Closing (and permanently if there is no Closing), Wholelife LLC and the Members will keep confidential any information which they obtain from Wholelife concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Wholelife LLC and the Members will return to Wholelife all written matter with respect to Wholelife obtained by them in connection with the negotiation or consummation of this Agreement.

6. Representations and Warranties of the Member

The Member represents and warrants as follows:

6.1 Title. The Member is the owner, free and clear of any liens and encumbrances, of the number of Wholelife LLC membership interests which are listed in the attached schedule and which he has contracted to exchange.

6.2 Litigation. There is no litigation or proceeding pending, or to the Member's knowledge threatened, against or relating to the membership interests of Wholelife LLC held by the Member.

7. Representations and Warranties of Wholelife

Wholelife represents and warrants as follows:

7.1 Corporate Status. Wholelife is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

7.2 Capitalization. The authorized capital stock of Wholelife consists of 100,000,000 shares of common stock, $.0001 par value per share, of which, as of the date hereof, 1,800,000 shares are issued and outstanding, all fully paid and nonassessable and no shares of preferred stock have been issued or designated.

7.3 Subsidiaries. Wholelife has no subsidiaries.

7.4 Public Company. On June 21, 2013, Wholelife filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, a registration statement on Form 10 registering its common stock.

7.5 Public Filings. Wholelife has timely filed all reports required to be filed by it under Section 13 of the Securities Exchange Act of 1934.

7.6 Financial Statements. The audited financial statements of Wholelife of May 15, 2013 and unaudited financial statements for the period ended September 30, 2013, or such other period as acceptable Wholelife LLC (“Wholelife’s Financial Statements”), furnished to Wholelife LLC, are correct and fairly present the financial condition of Wholelife as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

7.7 Undisclosed Liabilities. Wholelife had no liabilities of any nature except to the extent reflected or reserved against in Wholelife's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Wholelife's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Wholelife's Financial Statements.

7.8 Absence of Material Changes. Between the date of Wholelife’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of Wholelife and delivered to Wholelife LLC, (1) any changes in Wholelife's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Wholelife's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Wholelife's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

7.9 Litigation. There is no litigation or proceeding pending, or to the Company’s knowledge threatened, against or relating to Wholelife, its properties or business, except as set forth in a list certified by the president of Wholelife and delivered to Wholelife LLC.

7.10 Contracts. Wholelife is not a party to any material contract other than those listed as an attachment hereto.

7.11 No Violation. Execution of this Agreement and performance by Wholelife hereunder has been duly authorized by all requisite corporate action on the part of Wholelife, and this Agreement constitutes a valid and binding obligation of Wholelife, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Wholelife is Subject or by which Wholelife is bound.

7.12 Title to Property. Wholelife has good and marketable title to all properties and assets, real and personal, reflected in Wholelife's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Wholelife's properties and assets are Subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

7.13 Corporate Authority. Wholelife has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

7.14 Confidentiality. Until the Closing (and permanently if there is no Closing), Wholelife and its representatives will keep confidential any information which they obtain from Wholelife LLC concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Wholelife will return to Wholelife LLC all written matter with respect to Wholelife LLC obtained by it in connection with the negotiation or consummation of this Agreement.

7.15 Investment Intent. Wholelife is acquiring the Wholelife LLC to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and Wholelife has no commitment or present intention to liquidate Wholelife LLC or to sell or otherwise dispose of it.

8. Conduct Pending the Closing

Wholelife, Wholelife LLC and the Member covenant that between the date of this Agreement and the Closing as to each of them:

8.1 No change will be made in the charter documents, by-laws, or other corporate documents of Wholelife or Wholelife LLC.

8.2 This Agreement will be submitted for shareholder/Member approval with a favorable recommendation by the Board of Directors/Managing Members of each of Wholelife LLC and Wholelife and each will use its best efforts to obtain the requisite approval.

8.3 Wholelife LLC and Wholelife will use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.4 The Member will not sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the Wholelife LLC membership interest owned by him.

9. Conditions Precedent to Obligation of Wholelife LLC and the Member

Wholelife LLC’s and the Member's obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Wholelife LLC or the Member as appropriate:

9.1 Wholelife's Representations and Warranties. The representations and warranties of Wholelife set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2 Wholelife's Covenants. Wholelife shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3 Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Wholelife.

9.4 Supporting Documents of Wholelife. Wholelife shall have delivered to Wholelife LLC and the Members supporting documents in form and substance reasonably satisfactory to Wholelife LLC and the Members, to the effect that:

(a)	Wholelife is a corporation duly organized, validly existing, and in good standing;

(b)	Wholelife's authorized capital stock is as set forth herein;

(c)	Certified copies of the resolutions of the board of directors of Wholelife authorizing the execution of this Agreement and the consummation hereof;

(d)	Secretary's certificate of incumbency of the officers and directors of Wholelife;

(e)	Wholelife’s Financial Statement; and

(f)	Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10. Conditions Precedent to Obligation of Wholelife

Wholelife's obligation to consummate this merger shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Wholelife:

10.1 Wholelife LLC’s and the Member's Representations and Warranties. The representations and warranties of Wholelife LLC and the Member set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.2 Wholelife LLC’s and the Member's Covenants. Wholelife LLC and the Member shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3 Managing Member Approval. This Agreement shall have been approved by the Managing Member of Wholelife LLC or its equivalent.

10.4 Member Execution. This Agreement shall have been executed by the sole Member of Wholelife LLC.

10.5 Supporting Documents of Wholelife LLC. Wholelife LLC shall have delivered to Wholelife supporting documents in form and Substance reasonably satisfactory to Wholelife to the effect that:

(a)	Wholelife LLC is a corporation duly organized, validly existing, and in good standing;

(b)	Wholelife LLC's membership consists of one member as stated herein;

(c)	Certified copies of the resolutions of the Managing Member of Wholelife LLC authorizing the execution of this Agreement and the consummation hereof;

(d)	Wholelife LLC’s Financial Statements; and

(e)	Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

11. Indemnification

11.1 Indemnification of Wholelife. Wholelife LLC and the Member severally (and not jointly) agree to indemnify Wholelife against any loss, damage, or expense (including reasonable attorney fees) suffered by Wholelife from (1) any breach by Wholelife LLC or the Member of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by Wholelife LLC or the Member herein; provided, however, that (a) Wholelife shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) Wholelife shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by Wholelife to the extent of insurance proceeds paid to, or tax benefits realizable by, Wholelife as a result of the event giving rise to such right to indemnification.

11.2 Indemnification of Wholelife LLC and the Member. Wholelife agrees to indemnify Wholelife LLC and the Member against any loss, damage, or expense (including reasonable attorney fees) suffered by Wholelife LLC or its Member from (1) any breach by Wholelife of this Agreement or (2) any inaccuracy in or breach of any of Wholelife's representations, warranties, or covenants herein.

11.3 Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

12. Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either Wholelife LLC, the Member or Wholelife if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either Wholelife LLC, the Member or Wholelife if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing.

13. Survival of Representations and Warranties. The representations and warranties of Wholelife LLC, the Member and Wholelife set out herein shall survive the Closing.

14. Arbitration

Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

Situs. The situs of arbitration shall be chosen by the party against whom arbitration is sought, provided only that arbitration shall be held at a place in the reasonable vicinity of such party's place of business or primary residence and shall be within the United States. The situs of counterclaims will be the same as the situs of the original arbitration. Any disputes concerning situs will be decided by the American Arbitration Association.

Applicable Law. The law applicable to the arbitration and this agreement shall be that of the State of Delaware, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the Subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

Finality and Fees. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law. Each party to the arbitration shall pay its own costs and counsel fees.

Measure of Damages. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

Covenant Not to Sue. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

15. General Provisions

15.1 Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

15.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

15.3 Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

15.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Wholelife, to:

Wholelife Companies, Inc.

820 NE 63rd Street

Oklahoma City, Oklahoma 73105

If to Wholelife LLC, to

Wholelife Companies, LLC

820 NE 63rd Street

Oklahoma City, Oklahoma 73105

If to the Member, to

John B. Lowery

820 NE 63rd Street

Oklahoma City, Oklahoma 73105

15.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

15.6 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

15.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

15.8 Effective Date. This effective date of this Agreement shall be January 7, 2014.

WHOLELIFE COMPANIES, INC.

By	/s/ John B. Lowery

WHOLELIFE COMPANIES, LLC

By	/s/ John B. Lowery

Exhibit A

Percentage of	Number of
Wholelife LLC	Wholelife
Membership	Shares to	Name/Address of	Taxpayer
Interests To Be	Be Received	of Shareholder	ID No.
Transferred

100%	12,000,000	John B. Lowery
820 NE 63rd Street
Oklahoma City, Oklahoma 73105